Exhibit 23.7

Each of the following persons hereby consents to be named as a proposed director of River Financial Corporation following the merger of Keystone Bancshares, Inc. and River Financial Corporation as described in the registration statement on Form S-4, File No. 333-205986.

September 29, 2015	/s/ Gerald Ray Smith, Jr.
Gerald Ray Smith, Jr.

/s/ W. Murray Neighbors
W. Murray Neighbors

/s/ John A. Freeman
John A. Freeman